INVESTMENT COMPANY SERVICE AGREEMENT

                                  April , 1990

Pioneer Growth Trust, a Massachusetts business trust with its principal place of business at 60 State Street, Boston, Massachusetts 02109 ("Customer") and Pioneering Services corporation, a Massachusetts corporation ("PSC"), hereby agree as follows:

         1. SERVICES TO BE PROVIDED BY PSC. During the term of this Agreement, PSC will provide to each series of shares of beneficial interest (the "Series") of the Customer, which may be established, from time to time, (the "Account"), with the services described in Exhibits A, B, C, and D (collectively, the "Exhibits") which are attached hereto and incorporated herein by reference. It is understood that PSC may subcontract any of such services to one or more firms designated by PSC, provided that PSC (i) shall be solely responsible for all compensation payable to any such firm and (ii) shall be liable to Customer for the acts or omissions of any such firm to the same extent as PSC would be liable to Customer with respect to any such act or omission hereunder.

         2. EFFECTIVE DATE. This Agreement shall become effective on the date hereof (the "Effective Date") and shall continue in effect until it is terminated in accordance with Section 11 below.

         3. DELIVERY, VERIFICATION AND RECEIPT FOR DATA AND ASSETS. Prior to the Effective Date, Customer agrees to deliver to PSC all such documentation, data and materials as PSC may reasonably prescribe to enable it to perform services contemplated by this Agreement. If PSC so requests, Customer agrees to confirm the accuracy of any starting records of Customer's assets and accounts produced from PSC's computer or held in other recording systems. In the event Customer does not, prior to the Effective Date, comply fully with any of the foregoing provisions of this Section 3, the date for commencement of PSC's services hereunder may be postponed by PSC until such compliance has taken place.

         Customer shall, from time to time, while this Agreement is in effect deliver all such materials and data as may be necessary or desirable to enable PSC to perform its services hereunder, including without limitation, those described in Section 12 hereof.

         4. REPORTS AND MAINTENANCE OF RECORDS BY PSC. PSC will furnish to Customer and to properly authorized auditors, examiners, distributors, dealers, underwriters, salesmen, insurance companies, investors, and others designated by Customer in writing, such books, records and reports at such times as are prescribed for each service in the Exhibits attached hereto. Customer agrees to examine or to ask any other authorized recipient to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein of which customer then has any knowledge. PSC may at its option at any time, and shall forthwith upon Customer's demand, turn over to Customer and cease to retain in PSC's files, records and documents created and maintained by PSC pursuant to this Agreement which are no longer needed by PSC in the performance if its services or for its protection.

         If not so turned over to Customer, such documents and reports will be retained by PSC for six years from the year of creation, during the first two of which the same will be in readily accessible form. At the end of six years, such records and documents, will be turned over to Customer by PSC unless Customer authorizes their destruction.

         5. PSC'S DUTY OF CARE. PSC shall at all time use reasonable care and act in good faith in performing its duties hereunder. PSC shall incur no liability to customer in connection with its performance of services hereunder except to the extent that it does not comply with the foregoing standards.

         PSC shall at all times adhere to various procedures and systems consistent with industry standards in order to safeguard the Customer's checks, records and other data from loss or damage attributable to fire or theft. PSC shall maintain insurance adequate to protect against the costs of reconstructing checks, records and other data in the event of such loss and shall notify the Customer in the event of a material adverse change in such insurance coverage. In the event of damage or loss occurring to the Customer's records or data such that PSC is unable to meet the terms of this Agreement, PSC shall transfer all records and data to a Transfer Agent of Customer's choosing upon Customer's written authorization to do so.

         Without limiting the generality of the foregoing, PSC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control including acts of civil, military or banking authority, national emergencies, labor


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

difficulties, fire, flood or other catastrophies, acts of God, insurrection, war, riots, failure of transportation, communication or power supply.

         6.  CONFIDENTIALITY.   PSC  will  keep  confidential  all  records  and
information provided by the Customer or by the shareholders of the Account to PSC, except to the extent disclosures are required by the Agreement, are required by the Customer's Prospectus and Statement of Additional Information, or are required by a valid subpoena or warrant issued by a court of competent jurisdiction or by a state or federal agency or governmental authority.

         7. CUSTOMER INSPECTION. Upon reasonable notice, in writing signed by the Customer, PSC shall make available, during regular business hours, all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Customer or Customer's agents, including reasonable visitation by the Customer or Customer's agent, including inspecting PSC's operation facilities. PSC shall not be liable for injury to or responsible in any way for the safety of any individual visiting PSC's facilities under the authority of this section. The Customer will keep confidential and will cause to keep confidential all confidential information obtained by its employees or agents or any other individual representing the Customer while on PSC's premises. Confidential information shall include (1) any information of whatever nature regarding PSC's operations, security procedures, and data processing capabilities, (2) financial information regarding PSC, its affiliates, or subsidiaries, and (30 any information of whatever kind or description regarding any customer of PSC, its affiliates or subsidiaries.

         8. RELIANCE BY PSC ON INSTRUCTIONS AND ADVICE, INDEMNITY. PSC shall be entitled to seek advice of Customer's legal counsel with respect to PSC's responsibilities and duties hereunder and shall in no event be liable to Customer for any action taken pursuant to such advice, except to the extent that the Customer's legal counsel determines in its sole discretion that the rendering of advice to PSC would result in a conflict of interest.

         Whenever PSC is authorized to take action hereunder pursuant to proper instructions from Customer, PSC shall be entitled to rely upon any certificate, letter or other instrument or telephone call reasonably believed by PSC to be genuine and to have been properly made or signed by an officer or other authorized agent of Customer, and shall be entitled to receive as conclusive proof of


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

any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of Customer or any other person authorized by Customer's Board of Trustees.

         Subject to the  provisions  of Section 13 of this  Agreement,  Customer agrees to indemnify and hold PSC, its demand, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to PSC's action or non-action upon information, instructions or requests given or made to PSC by the Customer with respect to the Account.

         Notwithstanding the above, whenever the Customer may be asked to indemnify or hold PSC harmless, the customer shall be advised of all pertinent facts arising from the situation in question. Additionally, PSC will use reasonable care to identify and notify the Customer promptly concerning any situation which presents, actually or potentially, a claim for indemnification against the Customer. The Customer shall have the option to defend PSC against any claim for which PSC is entitled to indemnification from the Customer under the terms hereof, and in the event the Customer so elects, it will notify PSC and, thereupon, the Customer shall take over complete defense of the claim and PSC shall sustain no further legal or other expenses in such a situation for which indemnification shall be sought or entitled. PSC may in no event confess any claim or make any compromise in any case in which the Customer will be asked to indemnify PSC except with the Customer's prior written consent.

         9. MAINTENANCE OF DEPOSIT ACCOUNTS. PSC shall maintain on behalf of Customer such deposit accounts as are necessary or desirable from time to time to enable PSC to carry out the provisions of this Agreement.

         10. COMPENSATION AND REIMBURSEMENT TO PSC. For the services rendered by PSC under this Agreement, Customer agrees to pay a monthly fees to PSC, such fee to be equal to $_____ per account of each series. In addition, Customer shall reimburse PSC monthly for out-of-pocket expenses such as postage, forms, envelopes, checks, "outside" mailings, telephone lines, mailgrams, mail insurance on certificates and data processing file recovery insurance.

         11. TERMINATION. Either PSC or Customer may at any time terminate this Agreement by giving 90 days prior written notice to the other.

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

         After the date of termination, for so long as PSC in fact continues to perform any one or more of the services provisions of this Agreement, including without limitation the provisions of Section 8 dealing with indemnification, shall where applicable continue in full force and effect.

         12. REQUIRED DOCUMENTS. Customer agrees to furnish to PSC prior to the Effective Date the following (to the extent no previously provided):

          A. Two (2) copies of the Declaration of Trust of Customer, and of any amendments thereto, certified by the proper official of the State where the Declaration of Trust is filed.

          B. Two (2) copies of the following documents, currently certified by the Secretary of Customer:

               a.   Customer's By-laws and any amendment thereto.

               b. Certified copies of resolutions of Customer's Board of Trustees covering the following matters.

                    (1)  Approval of this Agreement.

                    (2) Authorization of specified officers of Customers to instruct PSC hereunder (if different from other officers of Customer previously specified by Customer as to other Customer accounts being serviced by PSC).

          C.   List  of  all  officers  of  Customer   together   with  specimen
               signatures of those officers who are authorized to sign share certificates and to instruct PSC in all other matters.

          D.   Two (2) copies of the following:

                  a.       Prospectus
                  b.       Statement of Additional Information
                  c.       Management Agreement
                  d.       Registration Statement

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

          E. Opinion of counsel for Customer as to the due authorization by and binding effect of this Agreement on Customer, the applicability of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the approval by such public authorities as may be prerequisite to lawful sale and deliver in the various states.

          F. Amendments to, and changes in, any of the foregoing forthwith upon such amendments and changes becoming effective.

         13. INDEMNIFICATION. The parties to this Agreement acknowledge and agree that all liabilities arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Customer or its Trustees set forth herein to indemnify any party to this Agreement or any other person, shall be satisfied out of the assets of the Account first and then of Customer and that no Trustee, officer or holder of shares of beneficial interest of the Customer shall be personally liable for any of the foregoing liabilities. The Customer's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustee, officers, and holders of shares of beneficial interest of the Customer.

         14. MISCELLANEOUS. In connection with the operation of this Agreement PSC and Customer may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions are to be signed by both parties and annexed hereto, but no such provision shall contravene any applicable Federal and state law or regulation, and no such provision shall be deemed to be an amendment of this Agreement.

         This Agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts.


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



         IN WITNESS WHEREOF, Customer and PSC have caused this Agreement to be executed in their respective names by their respective officers thereunto duly authorized as of the date first written above.



ATTEST:                                      PIONEERING SERVICES CORPORATION


                                             By:



                                             PIONEER GROWTH TRUST


                                             By:
Secretary                                       President


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